Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (File No. 333‑44500, File No. 333‑136828, File No. 333‑151504, File No. 333‑166495, File No. 333‑173793, File No. 333‑217652, File No. 333‑237947, and File No. 333‑269963) and Form S‑3 (File No. 333‑264533) of Clearfield, Inc. of our report dated November 15, 2024, before the effects of the adjustments to retrospectively apply the change in reportable segment disclosures described in Note 12 and assets held for sale and discontinued operations described in Note 11, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K for the year ended September 30, 2024 and 2023.

/s/ Baker Tilly, US, LLP

Minneapolis, Minnesota

November 25, 2025